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                                                                   Exhibit 99(a)


Cleveland-Cliffs Inc Announces Pricing of Private Offering of Convertible Preferred Stock

Cleveland-Cliffs, Inc (NYSE: CLF), the largest producer of high-quality iron ore pellets in North America, announced the pricing of its private offering of $150 million of redeemable cumulative convertible perpetual preferred stock. The sale of the preferred stock is expected to close on January 21, 2004. The Company also granted the initial purchaser of the preferred stock a 30-day option to purchase up to an additional $22.5 million of shares of the preferred stock.

The preferred stock will pay cash dividends at a rate of 3.25% per annum. The shares of preferred stock are convertible into the Company's common shares at a conversion rate of 16.1290 common shares per share of preferred stock, which is equivalent to an initial conversion price of $62.00 per common share, subject to adjustment of certain circumstances. On January 14, 2004, the reported closing price per common share on the NYSE was $50.55. The Company may also exchange the preferred stock for convertible subordinated debentures in certain circumstances.

The Company intends to use the net proceeds of this offering to repay its existing senior notes, to make contributions to certain underfunded pension plans, and for general corporate purposes.

The shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.

The statements above regarding the Company's intent with respect to the private offering and use of proceeds are forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements for a number of reasons, including general economic and political conditions and changes in the financial markets.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of high-quality iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines locate in Michigan, Minnesota and Eastern Canada.


SOURCE Cleveland-Cliffs, Inc